EDGE PETROLEUM CORPORATION


January 13, 2004



Office of Chief Counsel
Division of Corporation Finance
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.   20549

RE:	Request for No-Action Letter from Edge Petroleum Corporation as to Exclusion from Proxy Materials of Shareholder Proposal Submitted by Marlin Capital Corp., The Private Investment Fund LP and Mark Egan

Ladies and Gentlemen:

	Edge Petroleum Corporation, a Delaware corporation (the Company), is submitting this letter pursuant to Rule 14a-8(j) under the Securities Exchange Act of 1934, as amended, to notify the Securities and Exchange Commission (the Commission) of the Companys intention to exclude a shareholder proposal (the Proposal) submitted by Marlin
Capital Corp., The Private Investment Fund LP and Mark G. Egan
(the Proponents) from its proxy statement and form of proxy (together, the Proxy Materials) for its 2004 annual meeting of shareholders
(the Annual Meeting). A copy of the Proponents correspondence dated January 7, 2004, including the Proposal, is attached hereto as Exhibit A. The Company asks that the Division of Corporation Finance not recommend to the Commission that any enforcement action be taken if the Company excludes the Proposal from its Proxy Materials, for the reason that the Proposal was not timely submitted under Rule 14a-8(e).
The Company intends to file its definitive Proxy Materials for the Annual Meeting on or about April 5, 2004, and the Annual Meeting is scheduled to occur on or about May 5, 2004.

	The Company received the Proponents letter dated January 7, 2004 by facsimile on January 7, 2003 and by Federal Express on January 8, 2004. The deadline for submission of proposals for the Annual Meeting under Rule 14a-8 was December 9, 2003, as indicated in the excerpt set forth below from page 22 of the Companys proxy statement, date April 7, 2003, relating to its 2003 annual meeting:






        Stockholder Proposals  --  Rule 14a-8 under the Securities
		Exchange Act of 1934, as amended, addresses when a company must include a stockholders proposal in its Proxy Statement and identify the proposal in its form of proxy when the company holds an annual or special meeting of stockholders. Under Rule 14a-8, proposals that stockholders intend to have included in the Companys Proxy Statement and form proxy for the 2004 Annual Meeting of Stockholders must be received by the company no later than December 9, 2003. However, if the date of the 2004 Annual Meeting of Stockholders changes by more than 30 days from the date of the 2003 Annual Meeting of Stockholders, the deadline by which proposals must be received is a reasonable time before the Company begins to print and mail its proxy materials, which deadline will be set forth in a Quarterly Report on Form 10-Q or will otherwise be communicated to stockholders. Stockholder proposals must also be otherwise eligible for inclusion.

	The same information was included on page 107 of the Companys joint proxy statement/prospectus dated October 31, 2003 for a special meeting of stockholders called to approve a merger transaction.

	Rule 14a-8(e)(2) provides that, in order to meet the deadline for submitting proposals, a shareholder proposal must be received at the companys principal executive offices not less than 120 calendar days before the date of the companys proxy statement released to shareholders in connection with the previous years annual meeting. In the case of the Company, the 120th day before such date was December 9, 2003, as indicated in both of the 2003 proxy statements. The Staff has strictly construed the deadline, permitting companies to exclude proposals received at the companys executive offices even one day past the deadline.
See, e.g., Viacom Inc. (March 10, 2003); SBC Communications Inc. (December 24, 2002); and Hewlett-Packard Company (November 27, 2000). See also Actuant Corporation (November 26, 2003). The Proponents failed to deliver the Proposal to the Companys principal executive office on or before the December 9, 2003 deadline, as required by Rule 14a-8(e) and set forth in both of the Companys 2003 proxy statements.

	For the reasons set forth above, the Company respectfully requests the concurrence by the Staff in its determination to omit the Proposal from the Companys Proxy Materials under Rule 14a-8(e) and requests that the Staff indicate that it will not recommend enforcement action to the Commission if the Company omits such Proposal.









        In accordance with Rule 14a-8(j), six copies of this letter, including Exhibit A, are enclosed, and a copy of this letter is being sent to the Proponents. Please acknowledge receipt of the enclosed materials by date-stamping the enclosed receipt copy of this letter and returning it in the enclosed self-addressed stamped envelope. If you have any questions regarding this request or require additional information, please contact the undersigned at telephone
(713) 427-8814 or facsimile (713) 654-7722.

						Very truly yours,

						EDGE PETROLEUM CORPORATION



						____________________________
						Robert C. Thomas
						Vice President, General Counsel and 							Corporate Secretary


Enclosures
cc: 	Marlin Capital Corp.
	The Private Investment Fund LP
	Mark G. Egan